EXHIBIT 10.31

AMENDED AND RESTATED

AMERICAN CAPITAL PERFORMANCE INCENTIVE PLAN

1. Definitions. In this Plan, except where the context otherwise indicates, the following definitions shall apply:

1.1. “Affiliate” means any corporation, partnership, business trust, limited liability company or other form of business organization at least a majority of the total combined voting power of all classes of stock or other equity interests of which is owned by the Company, either directly or through one or more other Affiliates.

1.2. “Annual Award” means an annual short-term incentive award granted under the Plan in accordance with Section 4 hereof.

1.3. “Agreement” means a written agreement or other document evidencing an Award that shall be in such form as may be specified by the Committee and that may, but need not, be signed by a Participant, as determined by the Committee in its discretion.

1.4. “Award” means a grant of an Annual Award or an Incentive Award.

1.5. “Board” means the Board of Directors of the Company.

1.6. “Change of Control” means (i) a change in ownership or effective control (within the meaning of Section of 409A of the Code) of the Company, or (ii) effective January 1, 2009, a change in ownership of a substantial portion of the assets of the Company (within the meaning of Section of 409A of the Code). Change in effective control shall be determined (i) for Awards granted prior to January 1, 2009, by substituting “35 percent” in place of “30 percent” in the first sentence of Treas. Reg. Section 1.409A-3(i)(5)(vi)(A)(1), and (ii) for Awards granted after December 31, 2008, by substituting “more than 50 percent” in place of “30 percent or more” in the first sentence of Treas. Reg. Section 1.409A-3(i)(5)(vi)(A)(1).

1.7. “Code” means the Internal Revenue Code of 1986, as amended.

1.8. “Committee” means the committee appointed by the Board to administer this Plan. Unless otherwise determined by the Board, the Compensation and Corporate Governance Committee of the Board shall be the Committee.

1.9. “Common Stock” means the common stock, par value $0.01 per share, of the Company.

1.10. “Company” means American Capital Strategies, Ltd., a Delaware corporation, and any successor thereto.

1.11. “Date of Grant” means the date on which an Award is granted under this Plan.

1.12. “Deferral Election” means an election to defer payment of an Incentive Award Tranche pursuant to Section 8 hereof.

1.13. “Deferred Payment Date” means a deferred payment date relating to an Incentive Award Tranche elected by a Participant pursuant to Section 8 hereof.

1.14. “Disabled” means “disabled” within the meaning of Section 409A of the Code.

1.15. “Employee” means any person determined by the Committee to be an employee of the Company or an Affiliate.

1.16. “Incentive Award” means an incentive award granted under the Plan in accordance with Section 5 hereof.

1.17. “Incentive Award Account” means a separate bookkeeping account maintained in accordance with Section 6 hereof on behalf of each Participant who has been granted an Incentive Award.

1.18. “Incentive Award Tranche” means the incremental portion of a Participant’s Incentive Award Account that vests in accordance with the terms of the Incentive Award.

1.19. “Original Payment Date” means, with respect to an Incentive Award Tranche, the date on which a Participant becomes vested in the Incentive Award Tranche.

1.20. “Participant” means an Employee who has been granted an Award hereunder.

1.21. “Performance Goals” means performance goals established by the Committee which may be based on sales, return on equity, revenue, net operating income, net income, book value per share, dividend characterization, return on assets, cash flow, total stockholder return, equity or investment growth, gross amount invested, market share, regulatory compliance (including compliance goals relating to the Sarbanes-Oxley Act of 2002), satisfactory internal or external audits, improvement of financial ratings, achievement of balance sheet objectives, implementation or completion of one or more projects or transactions, intradepartmental or intra-office performance, or any other objective goals established by the Committee, and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Such performance goals may be particular to an Employee or the department, branch, Affiliate or other division in which he or she works, or may be based on the performance of the Company, one or more Affiliates, or the Company and one or more Affiliates, and may cover such period as may be specified by the Committee.

1.22. “Plan” means the Amended and Restated American Capital Performance Incentive Plan, as amended from time to time.

1.23. “Share” means a share of Common Stock.

1.24. “Specified Employee” means a “specified employee” as determined under Treas. Reg. § 1.409A-1(i) and the related Company procedures.

1.25. “Separation from Service” means a “separation from service” within the meaning of Section 409A of the Code.

1.26. “Trust” means the trust described in Section 9 hereof.

1.27. “Valuation Date” means the last day of each calendar quarter and such other date(s) as the Committee may prescribe.

2. Purpose. This Plan is intended to assist the Company and its Affiliates in attracting and retaining Employees of outstanding ability and to promote the identification of their interests with those of the stockholders of the Company and its Affiliates.

3. Administration. The Committee shall administer this Plan and shall have plenary authority, in its discretion, to grant Awards to Employees, subject to the provisions of this Plan. The Committee shall have plenary authority and discretion, subject to the provisions of this Plan, to determine the Employees to whom Awards shall be granted, the terms of all Awards (which terms need not be identical), the time or times at which Awards are made, the Performance Goals, if any, applicable to Awards, any provisions relating to the vesting of any Award and any procedures pursuant to which a Participant may elect to defer in part or in whole the payment of any Incentive Award. In making these determinations, the Committee may take into account the nature of the services rendered or to be rendered by Award recipients, their present and potential contributions to the success of the Company and its Affiliates, and such other factors as the Committee in its discretion shall deem relevant. Subject to the provisions of the Plan, the Committee shall have plenary authority to interpret the Plan and Agreements, prescribe, amend and rescind rules and regulations relating to them, and make all other determinations deemed necessary or advisable for the administration of this Plan and Awards hereunder. The Committee, by written instrument, may delegate any of its powers or responsibilities hereunder to the Chief Executive Officer of the Company or any other person(s), subject to compliance with applicable law. The determinations of the Committee on the matters referred to in this Section 3 hereof shall be binding and final.

4. Annual Awards. The Committee may, in its sole discretion, grant Annual Awards in such amounts to such Employee(s) as the Committee determines and on such terms and conditions as the Committee may specify, including terms and conditions that make the grant, vesting or payment of any Annual Award contingent on the attainment of one or more Performance Goals. The maximum aggregate dollar amount of all Annual

Awards granted to any Employee for any calendar year shall be $10,000,000. Annual Awards shall be payable in cash. Unless otherwise specified by the Committee in an Agreement, (a) an Annual Award shall relate to a period of one year or less, and (b) an Annual Award shall be forfeited if the Participant fails to be continuously employed by the Company (or an Affiliate) during the period beginning on the Annual Award’s Date of Grant and ending on the date such Annual Award is paid.

5. Incentive Awards. The Committee may, in its sole discretion, grant Incentive Awards in such amounts to such Employee(s) as the Committee determines and on such terms and conditions as the Committee may specify, including terms and conditions that make the grant of any Incentive Award after March 15, 2006, or the vesting of any Incentive Award granted after March 15, 2006, contingent upon the attainment of one or more Performance Goals. The maximum aggregate dollar amount of all Incentive Awards granted to any Employee for any calendar year shall be $10,000,000.

6. Incentive Award Accounts.

6.1. Each Incentive Award granted to a Participant hereunder shall be credited to an Incentive Award Account established for the Incentive Award in the name of the Participant.

6.2. A Participant shall vest in the Incentive Award Account established for an Incentive Award in accordance with such vesting schedule as may be specified by the Committee and set forth in the Agreement evidencing the Incentive Award.

6.3. Unless otherwise specified by the Committee in an Agreement and notwithstanding Section 6.2 hereof, (a) a Participant shall become fully vested in his or her Incentive Award Account(s) immediately upon the Participant’s death or becoming Disabled, or upon the occurrence of a Change of Control, and (b) a Participant’s vested percentage shall not increase after the Participant’s termination of employment with the Company and its Affiliates.

6.4. As of each Valuation Date, a Participant’s Incentive Award Account(s) shall be adjusted for deemed earnings and losses based on such notional investments as the Committee may designate from time-to-time. Such notional investments shall be one or more predetermined actual investments or a specified, nondiscretionary interest rate (within the meaning of Treasury Regulation §31.3121(v)(2)-1(d)(2)). On and after the date on which the stockholders of the Company approve this Plan, the Committee may designate Common Stock as a notional investment. If the Committee designates Common Stock as a notional investment, it shall be valued in a manner determined by the Committee.

6.5. A Participant’s Incentive Award Account shall be reduced to reflect any payments made with respect to the Incentive Award Account.

7. Payment of Incentive Award Tranches. Subject to Section 8 hereof, an Incentive Award Tranche shall be paid to a Participant on the Original Payment Date of the Incentive Award Tranche (or as soon as practicable thereafter but in no event after the fifteenth day of the third month following the end of the calendar year during which the Original Payment Date occurs) in the form of (a) cash, prior to the date on which the stockholders of the Company approve this Plan, and (b) Shares, on and after the date on which the stockholders of the Company approve this Plan.

8. Deferral of Incentive Award Tranche.

8.1. In accordance with rules prescribed by the Committee, a Participant may elect to defer the payment of an Incentive Award Tranche by filing with the Committee a Deferral Election specifying a Deferred Payment Date or Deferred Payment Dates for the Incentive Award Tranche. If multiple Deferred Payment Dates are permitted by the Committee for a single Incentive Award Tranche and are elected by the Participant, the Participant must also elect on the Deferral Election the percentage of the Incentive Award Tranche payable on each Deferred Payment Date. Except as provided in Section 8.3 below, an Incentive Award Tranche that a Participant elects to defer shall be paid on the applicable Deferred Payment Date or Deferred Payment Dates for the Incentive Award Tranche (or as soon as practicable thereafter but in no event after December 31 of the year in which the applicable Deferred Payment Date occurs or, if later, the fifteenth day of the third month following the applicable Deferred Payment Date). Any Deferred Payment Date shall be a date allowed by the Committee and permitted under Section 409A of the Code. In no event shall any Deferred Payment Date relating to an Incentive Award Tranche be later than ten years after the date on which the applicable Incentive Award was granted. The portion of each Incentive Award Tranche payable on each Deferred Payment Date is designated as a separate payment pursuant to Treasury Regulation Section 1.409A-2(b)(2).

8.2. If a Participant makes a Deferral Election, the Participant’s Deferral Election may not be revoked or modified except as permitted by Section 409A of the Code.

8.3. Notwithstanding any Deferral Election, the vested portion of a Participant’s Incentive Award Account(s) shall be paid on (or as soon as practicable following) the Participant’s Separation from Service in respect of the Company, death or becoming Disabled, or the occurrence of a Change of Control, but in no event after December 31 of the year in which the applicable event occurs or, if later, the fifteenth day of the third month following the date of the applicable event). Notwithstanding the foregoing, to the extent required by Section 409A of the Code, in the case of a Participant who is a Specified Employee, no portion of the Participant’s Incentive Award Account otherwise payable on the Participant’s Separation from Service shall be paid until the earlier of (a) the date that is six months after the Participant’s Separation from Service under Section 409A of the Code, or (b) the date of the Participant’s death. Amounts paid in the event of the Participant’s death shall be paid to the Participant’s surviving spouse or, if none, to the Participant’s estate.

9. Establishment of Trust. The Company shall establish a trust to fund the payment of Incentive Award Accounts (the “Trust”), and the assets of such Trust shall be invested in Common Stock as soon as practicable following the date on which the stockholders of the Company approve this Plan and the Committee designates the use of Common Stock as a notional investment under this Plan. Notwithstanding the establishment of such trust, (a) all credits and adjustments to a Participant’s Incentive Award Account shall be bookkeeping entries only and shall not represent a special reserve or otherwise constitute a funding of the Company’s unsecured promise to pay any amounts hereunder, and (b) to the extent that a Participant or any other person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company, and such person has only the unsecured promise of the Company that such payments shall be made. The Plan is intended to be an unfunded incentive program exempt from the Employee Retirement Income Security Act of 1974, as amended, pursuant to 29 C.F.R. Section 2510.3-2(c).

10. Stock Subject to Plan.

10.1. Subject to adjustment as provided in Section 10.2 hereof, the maximum number of Shares that may be purchased by the Trust is 21,800,000; provided that notwithstanding the foregoing limitation, any dividends paid on Shares held by the Trust may be reinvested in Common Stock.

10.2. In the event of any change in the outstanding Common Stock by reason of any stock dividend, split-up, recapitalization, reclassification, combination or exchange of shares, merger, consolidation, liquidation or the like, the Committee may, in its discretion, provide for a substitution for or adjustment in the maximum number of Shares that may be issued under this Plan.

11. Termination or Amendment. The Board may amend or terminate this Plan in any respect at any time; provided, however, that after this Plan has been approved by the stockholders of the Company, no amendment or termination of this Plan shall be made by the Board without approval of (a) the stockholders of the Company to the extent stockholder approval of the amendment is required by applicable law or regulations or the requirements of the principal exchange or interdealer quotation system on which the Common Stock is listed or quoted, if any, and (b) each affected Participant if such amendment or termination would adversely affect such Participant’s rights or obligations under any Incentive Award made prior to the date of such amendment or termination.

12. Modification of Outstanding Awards. Subject to the terms and conditions of this Plan, the Committee may modify the terms of any outstanding Awards; provided, however, that no modification (a) of an Incentive Award shall, without the consent of the Participant, alter or impair any of the Participant’s rights or obligations under such Award, or (b) of an Award shall violate Section 409A of the Code.

13. Stockholder Approval. This Plan and any amendments to this Plan requiring stockholder approval pursuant to Section 11 hereof, are subject to approval by vote of the stockholders of the Company at the next annual or special meeting of stockholders following the Plan’s adoption by the Board. Subject to such stockholder approval, this Plan, and any amendments hereto, are effective on the date on which they are adopted by the Board. Notwithstanding any other provision of this Plan or any Agreement to the contrary, no Award granted to an Employee on or after March 15, 2006 and prior to the first annual meeting of stockholders following such date shall become effective until the date, if any, on which the stockholders of the Company approve the Plan.

14. Withholding. The Company’s obligation to deliver Shares or pay any amount pursuant to the terms of any Award hereunder shall be subject to satisfaction of applicable federal, state and local tax withholding requirements.

15. Term of Plan. Unless sooner terminated by the Board pursuant to Section 11 hereof, this Plan shall terminate on January 19, 2016, and no Awards may be granted after such date, unless the term of the Plan shall be extended by vote of the Company’s stockholders. The termination of this Plan shall not affect the validity of any Award outstanding on the date of termination.

16. Indemnification of Committee. In addition to such other rights of indemnification as they may have as members of the Board or the Committee, members of the Committee (and such person(s) to whom the Committee delegates its powers or responsibilities) shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with this Plan or any Award granted hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Company.

17. General Provisions.

17.1. The establishment of this Plan shall not confer upon any Employee any legal or equitable right against the Company, any Affiliate or the Committee, except as expressly provided in this Plan.

17.2. Participation in this Plan shall not give an Employee any right to be retained in the service of the Company or any Affiliate.

17.3. The interests of any Employee under this Plan are not subject to the claims of creditors and may not, in any way, be assigned, alienated or encumbered except to the extent provided in an Agreement.

17.4. This Plan shall be governed, construed and administered in accordance with the laws of the State of Delaware.

17.5. The Committee may require any Participant who is issued Shares hereunder to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to distribution thereof. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. All certificates for Shares issued pursuant to this Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed or interdealer quotation system upon which the Common Stock is then quoted, and any applicable federal or state securities laws. The Committee may place a legend or legends on any such certificates to make appropriate reference to such restrictions.

17.6. The Company shall not be required to issue any certificate or certificates for Shares issued under this Plan, or record any person as a holder of record of such Shares, without obtaining, to the complete satisfaction of the Committee, the approval of all regulatory bodies deemed necessary by the Committee, and without complying to the Board’s or Committee’s complete satisfaction, with all rules and regulations, under federal, state or local law deemed applicable by the Committee.

17.7. This Plan is intended to comply with Section 409A of the Code to the extent applicable, and the Committee shall administer and interpret this Plan accordingly.